Addendum to Form 3 of

Queue Management Associates, Inc.

June 19, 2006

(1)

These shares are owned directly by The Queue Limited Partnership, a ten percent owner of the issuer, and indirectly by each of Queue Management Associates, Inc., Ronald D. Croatti, Cynthia Croatti and Cecelia Levenstein. Queue Management Associates, Inc. is the general partner of The Queue Limited Partnership, and Ronald D. Croatti and Cynthia Croatti are officers, directors and shareholders of Queue Management Associates, Inc. while Cecelia Levenstein is a director and shareholder of Queue Management Associates, Inc. Each of the reporting persons disclaims beneficial ownership of these reported securities, except to the extent of his, her or its pecuniary interest therein, and this report shall not be deemed an admission that such reporting person is the beneficial owner of these securities for purposes of Section 16 or any other purpose.

(2)	Represents 822,453 shares of Class B Common Stock and 85,218 shares of Common Stock owned directly by Cecelia Levenstein.